Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of January 1, 2007 (the “Effective Date”) by and between CharterMac Capital LLC (the “Company”), and Marc D. Schnitzer (“Executive”). Certain capitalized terms used in this Agreement are used with the definitions ascribed to them on the attached Exhibit A, which is incorporated into this Agreement by this reference.

WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth below:

THEREFORE, the parties, intending to be legally bound, agree as follows:

1.     Employment. The Company will employ Executive, and Executive will be employed by the Company, during the Employment Period (as defined below) on and subject to the terms and conditions contained in this Agreement. Unless terminated earlier pursuant to Section 4 hereof, the Employment Period shall begin upon the date hereof (“Effective Date”) and shall continue for a period of three (3) years from such date, until December 31, 2009, (“Initial Period”); provided that such period shall automatically be extended for additional periods of one year commencing on the third anniversary of the Effective Date, January 1, 2010 and each anniversary thereof (such additional period the “Additional Period”) unless either party has given written notice to the other that such party does not want to extend the term of this Agreement, such notice to be given at least sixty (60) days prior to the end of the Initial Period or the Additional Period(s), as applicable (the Initial Period and the Additional Period(s), if applicable, collectively, the “Employment Period”).

2.     Duties. During the Employment Period, Executive will serve as, and have the title of, Chief Executive Officer and President of CharterMac (“CEO”) and will have the title of Executive Managing Director of the Company. Executive will also serve as the Chairman of the board of trustees of American Mortgage Acceptance Company. During the Employment Period, Executive shall report to the Board of Trustees of CharterMac. Executive shall have all the authority and job duties and responsibilities customarily associated with the position of CEO. In addition, Executive will perform such related and other duties as shall be reasonably assigned to Executive from time to time by the Board of Trustees. Executive will devote substantially all of his business time, best efforts and ability to the business of the Company and its affiliates, will faithfully and diligently perform Executive’s duties pursuant to this Agreement, will comply with the overall policies established by the Company and/or CharterMac and will do all things reasonably in Executive’s power to promote, develop and extend the Company’s business. Executive shall be based in the Company’s New York City office. It is further understood that nothing herein shall prevent the Executive from managing his passive personal investments and from participating in charitable and civic endeavors, so long as such activities do not interfere in any significant manner with the Executive’s performance of his duties hereunder. Upon request, the Executive shall also serve as an officer, director or trustee of any entity controlled by, controlling or under common control (within the meaning of Rule 12b-2 promulgated under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with, the Company (an “Affiliate”) for no additional compensation. Any compensation paid to the Executive by any Affiliate shall reduce the Company’s obligations hereunder by the amount of such compensation (but shall be deemed to have been paid by the Company for purposes of calculating any benefit or severance obligations to the Executive under this Agreement).

3.     Compensation and Benefits. During the Employment Period, the Company will pay and provide Executive as compensation for Executive's services pursuant to this Agreement the consideration specified and determined in accordance with this Section 3, in each case subject to all withholdings required by applicable law.

a.

Salary. As compensation for services hereunder, during the Employment Period the Company shall pay the Executive a base salary, payable in equal installments in accordance with the Company’s procedures, at an annual rate (the “Salary”) of $625,000 during the first year of the Initial Period, $675,000 during the second year of the Initial Period, and $725,000 during the third year of the Initial Period, in each case less such deductions or amounts to be withheld as required by applicable law and regulations and deductions authorized by the Executive in writing. Executive’s Salary shall be subject to increase in the sole and absolute discretion of the Compensation Committee of the Board of Trustees of CharterMac (the “Compensation Committee”) and Executive’s Salary for any Additional Periods shall be subject to negotiation between the parties but in no event shall the Salary for any Additional Period be less than the Salary for the final year of the Initial Period. Company acknowledges that Executive’s Salary was increased to $625,000 effective November 17, 2006, and on or before January 31, 2007, the Company shall deliver to the Executive the sum of $6,994, representing the effective salary increase for the balance of 2006.

b.

Discretionary Bonus. Executive shall be eligible to receive an annual discretionary cash bonus (“Discretionary Bonus”) of such amount (if any) as the Compensation Committee may determine. Executive’s target Discretionary Bonus shall be 200-400% of his Salary, which may be adjusted up or down depending on Executive’s performance as determined in the discretion of the Compensation Committee. Such Discretionary Bonus, if any, will be payable at the end of February of the year following the year for which the bonus is awarded or at such earlier or later time as the Compensation Committee shall determine. If Executive is awarded a Discretionary Bonus that is equal to or less than 200% of his then Salary, the Discretionary Bonus will be paid in cash. If Executive is awarded a Discretionary Bonus that is greater than 200% of his then Salary, it shall be paid as follows: (i) the Discretionary Bonus up to 200% of Executive’s Salary shall be paid in cash, and (ii) for the amount of the Discretionary Bonus greater than 200% of the Salary, 50% will be paid in cash and 50% will be paid in restricted stock of CharterMac issued under and pursuant to the CharterMac Amended and Restated Incentive Share Plan (the “Incentive Plan”), which shall vest ratably (and thus become non-forfeitable) in equal increments of 1/3, 1/3 and 1/3 on the first, second and third anniversaries of the date that the Discretionary

Bonus is granted provided, except to the extent otherwise provided in this Agreement, that Executive is still employed by the Company on such vesting date.

c.

Share Grant. Executive will be granted, effective as of the Effective Date, restricted common shares of CharterMac valued (as of the Effective Date) at $3,000,000 (collectively, the “Share Grant”) under and subject to the terms of the Incentive Plan. The Share Grant shall vest over the course of three years in three equal installments on each of the first three anniversaries of the Effective Date, provided, except to the extent otherwise provided in this Agreement, that Executive is continuously employed by the Company on each such vesting date. Once vested, the Share Grant shall be non-forfeitable. Except to the extent otherwise provided in this Agreement, the Share Grant shall be subject to the terms of the applicable award agreement(s) from CharterMac evidencing the Share Grant. Notwithstanding anything to the contrary contained herein or in the documents governing the Share Grant, upon (x) a Change of Control (as defined in Exhibit A) or (y) Executive’s termination of employment with the Company and its affiliates, any unvested portion of the Share Grant (and, any unvested restricted stock issued to the Executive under Section 3.b.) shall immediately vest in full, unless such termination is by the Company or any of its affiliates for Cause or by Executive without Good Reason, in which event any unvested portion of the Share Grant shall be forfeited. The award agreement(s) will be in the form generally used for similarly situated employees.

d.

Transportation Allowance. During the Employment Period, the Company will provide Executive with a pre-tax transportation allowance of $25,000 per year, payable in monthly installments on the first payroll of each month.

e.

Life Insurance. At its expense, the Company will provide life insurance coverage to Executive of not less then Three Million Dollars ($3,000,000.00) and Executive or his designee shall be the owner of such policy and shall be entitled to name the beneficiary of any insurance proceeds payable thereunder.

f.

Long Term Disability. The Company shall also provide Executive with supplemental long term disability insurance which will provide Executive with full disability benefits to age 65 of Fifteen Thousand Dollars ($15,000.00) per month after an exclusion period of ninety (90) days (the “Disability Coverage”). During the ninety (90) day exclusion period, the Company will pay Executive his full Salary.

g.

Vacation. Executive shall be entitled to twenty (20) days vacation per year for each year this Agreement is in effect. Executive shall have the right to carry over up to ten (10) vacation days from one calendar year to the next. In addition to the twenty (20) vacation days, Executive shall be entitled to take additional vacation days for religious observances and Company holidays.

h.

Benefits. Executive will be entitled to participate in any fringe benefit and other employee benefit plans and programs generally available to senior executives of the Company as in effect from time to time, including medical, dental, life and disability insurance, to the extent that Executive may be eligible to do so under the applicable provisions of the plans and programs providing such benefits. The Company anticipates establishing new equity compensatory plans for senior management in the first quarter of 2007 (“New Plans”) and the Executive shall participate in such New Plans.

i.

Expenses. Executive shall be entitled to reimbursement of amounts incurred by him in connection with the performance by him of his duties and obligations hereunder in accordance with the Company’s expense reimbursement policy applicable generally to similarly situated executives of the Company (“Reimbursable Amounts”). Executive shall apply for all reimbursements for a particular calendar year not later than forty-five (45) days after it ends, and payment shall occur not later than two and one-half months after the end of the calendar year to which the Reimbursable Amounts relate.

j.

Tax Preparation. Executive shall be entitled to reimbursement for actual expenses he incurs for preparation of his federal, state, and local income tax returns as well as any entity returns for entities in which the Executive has an interest, in each case upon presentation of valid proof of expenses.

4.     Termination; Severance Benefits. The Employment Period and Executive’s employment with the Company will terminate upon the first to occur of the following and the Company shall make the following payments and no other payments upon the occurrence of such event, subject in all cases to the terms and conditions of Section 11(e) hereof:

a.

Death. If Executive dies during the Employment Period, the Termination Date will be the date of Executive’s death. In such event, the Company shall pay Executive’s estate within thirty (30) days of the date of Executive’s death, a death benefit equal to: (i) Executive’s earned but unpaid Salary, any unpaid transportation allowance for the year in question, any Reimbursement Amounts for the period prior to termination, any accrued but unused vacation, and any declared but unpaid Discretionary Bonus (collectively “Entitlements”); (ii) any rights to which Executive is entitled in accordance with plan provisions under any employee benefit plan, fringe benefit or incentive plan (“Benefit Rights”); (iii) additional benefits (if any) in accordance with the applicable terms of applicable Company plans, programs and arrangements (“Company Arrangements”); and (iv) severance compensation equal to twelve (12) months of Executive’s then current Salary and 100% of the amount of the Executive’s most recently declared and paid Discretionary Bonus (“Severance Pay”). In addition, any unvested restricted stock awarded to the Executive under the Incentive Plan and other unvested equity or options, including any issued under any New Plan, shall fully vest upon the Termination Date of the Executive.

b.

Total Disability. If Executive incurs a Total Disability (as defined below), the Termination Date will be the date Executive (or Executive’s beneficiary or representative) is determined to have incurred a Total Disability (the "Disability Payment Date"). In such event the Company shall pay Executive (or Executive’s beneficiary or representative) within thirty (30) days of the Disability Payment Date, a disability benefit equal to: (i) the Entitlements; (ii) Benefit Rights; (iii) Company Arrangements; and (iv) Severance Pay. In addition, any unvested restricted stock awarded to the Executive under the Incentive Plan and other unvested equity or options, including any issued under any New Plan, shall fully vest upon the Termination Date of the Executive. Further, all medical and dental, disability and life insurance then provided to senior executives of the Company shall be continued following the Termination Date for a period of twelve (12) months, or at the discretion of the Company, a cash payment shall be made in lieu of such benefits. For these purposes, a “Total Disability” shall be deemed to have occurred if in the judgment of a physician jointly selected by the Company and the Executive, the Executive shall become physically or mentally disabled, whether totally or partially, as a result of which the Executive is unable to perform the Executive’s principal services hereunder for (A) a period of six consecutive months or (B) for shorter periods aggregating six months during any twelve-month period.

c.

Termination for Cause; Resignation without Good Reason. Executive's employment may be terminated by the Company for Cause at any time upon written notice from the Company to Executive. The Company’s notice must set forth the facts or circumstances constituting Cause and specify the Termination Date. Executive may resign without the existence of Good Reason at any time upon not less than thirty (30) days written notice to the Company. The Company may accept Executive’s resignation effective as of the date specified by Executive in his notice to the Company or it may accelerate Executive’s resignation date to be effective as of any earlier date following receipt of such notice. Upon the occurrence of either such event, the Company shall only be obligated: (i) to pay Executive the Entitlements; and (ii) to provide Executive with the Benefits Rights and the Company Arrangements. All of Executive’s vested restricted stock and other options, including any issued under any New Plan, shall remain exercisable to the extent required by the terms of the Incentive Plan and/or other applicable plans. All of Executive’s unvested options shall be forfeited.

d.

Termination Without Cause or Resignation for Good Reason. Executive may be terminated by the Company without Cause upon not less than thirty (30) days’ written notice to Executive. The Company’s notice must specify the Termination Date. Executive may resign if Good Reason exists upon not less than ten (10) days’ written notice to the Company. Executive’s notice must set forth the facts and circumstances constituting Good Reason and specify the Termination Date.

If Executive’s employment is terminated by the Company without Cause or Executive terminates his employment with the Company for Good Reason,

Executive shall have no further rights or claims hereunder or with regard hereto except that, subject to his execution (within 30 days after delivery to Executive) of a release running to the Company and its related entities and their respective partners, shareholders, officers, directors and employees of all claims relating to his employment and termination substantially in the form of Exhibit B (with only such reasonable changes therein as may be deemed by counsel to the Company to be required to comply with applicable law at the time of delivery of such release) (the “Release”): (i) the Company will pay Executive a separation payment equal to the Entitlements and Severance Pay; (ii) Executive will be entitled to the Benefits Rights and the Company Arrangements; and (iii) all medical and dental, disability and life insurance then provided to senior executives of the Company shall be continued following the Termination Date for a period of twelve (12) months, or at the discretion of the Company, a cash payment shall be made in lieu of such benefits. If Executive elects not to sign and deliver the Release, then the Company shall have no obligation to pay Executive the monies and benefits described in the prior sentence. Further, any unvested restricted stock awarded to the Executive under the Incentive Plan and other unvested equity or options, including any issued under any New Plan, shall fully vest upon the Termination Date of the Executive.

e.

Expiration of the Employment Period. In the event that the Company does not-renew this Agreement and as a result Executive’s employment terminates, Executive shall have no further rights or claims hereunder or with regard hereto except that, subject to his execution (within 30 days after delivery to Executive) of the Release: (i) the Company will pay Executive a separation payment equal to the Entitlements and Severance Pay; and (ii) Executive will be entitled to the Benefits Rights and the Company Arrangements. Further, all medical and dental, disability and life insurance then provided to senior executives of the Company shall be continued following the Termination Date for a period of twelve (12) months, or at the discretion of the Company, a cash payment shall be made in lieu of such benefits. If Executive elects not to sign and deliver the Release, then the Company shall have no obligation to pay Executive the monies and benefits described in the prior sentence. Further, if the Executive executes the Release any unvested restricted stock awarded to the Executive under the Incentive Plan and other unvested equity or options, including any issued under any New Plan, shall fully vest upon the Termination Date of the Executive.

f.

Change in Control. If, during the Employment Term, the Executive’s employment is terminated by the Company within 6 months prior to, or within one year after, a Change in Control (other than as a result of Cause, death or Disability), or by the Executive for Good Reason within one year after a Change in Control, the Company shall have no liability or further obligation to the Executive and the Executive shall have no further rights or claims hereunder or with regard hereto except that, subject to his execution (within 30 days after delivery to Executive) of the Release: (i) the Company will pay Executive the Entitlements and a separation payment equal to twenty-four months of

Executive’s then current Salary and 200% of the amount of the Executive’s most recently declared and paid Discretionary Bonus; (ii) Executive will be entitled to the Benefits Rights and the Company Arrangements; and (iii) all medical and dental, disability and life insurance then provided to senior executives of the Company shall be continued following the Termination Date for a period of twenty-four (24) months, or at the discretion of the Company, a cash payment shall be made in lieu of such benefits. If Executive elects not to sign and deliver the Release, then the Company shall have no obligation to pay Executive the monies and benefits described in the prior sentence. Further, any unvested restricted stock awarded to the Executive under the Incentive Plan and other unvested equity or options, including any issued under any New Plan, shall fully vest upon the Termination Date of the Executive. For purposes of this Section 4(f), the Termination Date shall be Executive’s last day of employment with the Company.

g.

Immediate Cessation of Employment. If the Company gives notice to Executive pursuant to subsection (c) above, or Executive gives notice to the Company pursuant to subsection (c) above, the Company may further direct Executive to immediately cease Executive’s activities on behalf of the Company, to remove Executive’s personal belongings from the premises of the Company and/or to discontinue using any of the Company’s facilities.

h.

Cooperation. The Executive agrees to cooperate with the Company, during the Employment Period and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with: (i) the Board or its representatives or counsel, (ii) representatives or counsel to the Company, and/or (iii) any Affiliate as reasonably requested; provided, however that the same does not materially interfere with Executive’s then current professional activities or important personal activities and is not contrary to the best interests of the Executive. The Company agrees to reimburse the Executive, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

i.

409A Tax Liability. Notwithstanding anything elsewhere to the contrary in this Section 4, the Company will be not be required to (and will not) extend the period of Executive’s exercisable options if doing so trigger any liability for additional tax and/or penalties under Section 409A of the Code.

5.	Non-Competition Agreement.

a.

Executive absolutely and unconditionally covenants and agrees with the Company that, during his employment with the Company or its Affiliates and for a period of twelve (12) months following Executive’s termination for any reason whatsoever (the “Noncompete Period”) and provided the Company has not waived any material breach of his post-termination obligations, Executive will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor, lender, or in any other capacity, engage in a Competitive Business (as defined in Exhibit A) (i) as conducted as of the date of execution of this Agreement; (ii) as conducted during the term of this Agreement; or (iii) as proposed to be conducted by the Company Group as of the Termination Date (collectively, “Competition”), provided, however, that in the event the Company breaches any of its post-termination obligations owed to the Executive, the Noncompete Period shall terminate and be of no further force or effect.

b.

If a court or arbitration panel concludes through appropriate proceedings that the Executive has breached the covenant set forth in this Section 5, the term of the covenant shall be extended for a term equal to the period for which the Executive is determined to have breached the covenant.

6.     Covenant Not to Disclose. Executive agrees that, by virtue of the performance of the normal duties of his position with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses certain data and knowledge of operations of the Company Group which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person (other than the Company Group) or use for his own account, any confidential or proprietary record, data, model, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company Group, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive, provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive, (B) is rightfully received by the Executive following the Employment Period from a third party or (C) was brought by the Executive to his employment relationship with the Company. The Executive further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and its successors and assigns. Executive shall not, without the prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with the Company (and the owner of such Confidential Information) in protecting such information to the extent possible under applicable law, provided such information may be disclosed if Executive is advised by counsel that failure to disclose would subject Executive to risk of penalty or fine. Nothing in this Section 6 is intended to, or shall, prohibit Executive from discuss any matters with his attorney for the purposes of seeking legal advice, provided that Executive notifies his attorney of Executive’s obligations under this section.

7.             Non-Interference Covenant. Executive covenants and agrees that he will not, at any time, whether during the Employment Period and the Noncompete Period, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, company or other organization: (i) solicit for employment, employ, or otherwise deal with in a manner which interferes with the Company Group’s relationship with any person or entity who is an employee, officer, director or independent contractor of the Company Group at any time or who constitutes a bona fide prospective employee, officer, trustee, director or independent contractor of the Company Group, unless such person or entity shall no longer be actively employed, or engaged by the Company Group and shall no longer constitute a bona fide prospective employee, officer, director or independent contractor of the Company Group; provided, however, Executive will not be deemed to be in violation of this clause (i) if (x) an employee of the Company Group is hired by Executive’s future employer provided that Executive did not otherwise violate this provision or (y) solicitations are made by means of a general newspaper advertisement or “headhunter” search provided such solicited person is not thereafter hired; (ii) interfere in any manner with any of the Company Group's contracts or relationships with any investor, customer, client or supplier (of services or tangible or intangible property) of the Company Group, or any person or entity who is a bona fide prospective, investor customer, client or supplier of the Company Group if such interference would have a material adverse effect on the Company; (iii) solicit or otherwise interfere with any existing or proposed contract or relationship between the Company Group and any other party if such solicitation or interference would have a material adverse effect on the Company or (iv) speak or write in any manner which is disparaging of the Company Group, its business practices, employees, officers, trustees or directors, provided nothing shall preclude the Executive from making truthful statements or any disclosures required by applicable law, regulation or legal process. Similarly, no member of the Company Group shall speak or write in any manner which is disparaging of the Executive.

8.     Business Materials and Property Disclosure. All written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company Group shall be the sole property of the Company Group and, upon termination of his employment with the Company, upon request of the Company, the Executive shall deliver the same to the Company and shall retain no copies. The Executive shall also return to the Company all other property in his possession owned by the Company upon termination of his employment.

9.     Breach by Executive. It is expressly understood, acknowledged and agreed by the Executive that (i) the restrictions contained in Sections 5, 6, 7 and 8 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Company and that his failure to observe and comply with his covenants and agreements in those Sections will cause irreparable harm to the Company; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of said Sections, the Company shall be entitled, and is expressly and irrevocably authorized by Executive, to demand and obtain specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against Executive in order to enforce against Executive, or in order to prevent any breach or any threatened breach by Executive, of the covenants and agreements contained in those Sections in any court of competent jurisdiction without the need to post any bond or undertaking. If any restriction with regard to competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area to which it may be enforceable and the Company shall have no further obligations hereunder.

10.	Interests.

a.

Acquisition of Interests. Upon request of the Company, the Executive (or, at the Executive’s option, an Affiliated Entity) has acquired and hereafter shall acquire and hold Interests (as defined below) on terms reasonably acceptable to the Company and the Executive. Prior to transferring any Interest, the Executive shall afford the Company the right to acquire the Interest proposed to be transferred on the terms described in this Section 10, and the Company shall, within 30 days of written notice from the Executive of his intention to transfer an Interest, inform the Executive whether it or its designee will acquire such Interest (in which case such Interest shall be acquired within 30 days thereafter). The amount payable by the Company or its designee for any such Interest shall be the fair market value as determined in accordance with Section 10(c). Twenty percent of the purchase price for such Interest shall be paid by the Company or its designee in cash upon the transfer of such Interest and the remainder shall be paid with the issuance by the Company of a recourse promissory note, secured by the Interest sold, bearing interest at the Interest Rate (as defined below), with interest payable annually in arrears and the principal of such note payable in six equal installments on the first, second, third, fourth, fifth and sixth anniversaries of the transfer.

b.

Further Assurances. In the case of any transfer of an Interest to the Company or its designee in accordance with Section 10(a), the Executive shall at any time and from time to time upon request by the Company take or cause to be taken any action and shall execute and deliver any additional documents which in the opinion of the Company, reasonably exercised in its sole discretion, may be necessary in order to assure to Company or its designee the full benefits of this Agreement; provided, however, that no action or additional documents shall be required that would extend or expand upon the obligations of the Executive hereunder or require the Executive to make any representations, warranties, covenants or indemnifications, except with respect to the Executive’s title to the Interests.

c.

Determination of Fair Market Value of Interests. The Executive and Company shall attempt to agree on the fair market value of any Interest to be transferred to the Company or its designee in accordance with Section 10(a). If they cannot reach agreement on the fair market value of such Interest, the following arbitration methodology shall apply:

(i)

The Executive and the Company shall select a mutually acceptable appraiser who shall determine the fair market value of the Interest. In the event the parties are unable to agree upon an appraiser or if either party disputes the results of the appraisal, the Executive and the Company shall each select an appraiser and paragraphs (ii)-(iv) shall apply.

(ii)	If the difference between the two appraisals is less than or equal to ten percent (10%) of the lower of the two appraisals, the fair market value shall be the average of the two appraisals.

(iii)

If the difference between the two appraisals is greater than ten percent (10%) of the lower of the two appraisals, then the two appraisers shall jointly select a third appraiser. The third appraiser shall be instructed and directed to select one of the two appraisals, which selection shall then become final and binding upon the parties. –

(iv)

The Executive and the Company shall share the cost equally of any appraiser jointly selected or shall pay the costs of the appraiser they each select and shall share the cost equally of any third appraiser.

(v) An Interest shall be valued assuming the assets of the entity in which the Interest represents an ownership interest are sold in an orderly manner, the liabilities of such entity are satisfied, and the net amount is distributed in liquidation of the entity.

d.	Definitions. For purposes of this Section 10:

(i)	“Affiliated Entity” means an entity of which Executive is an equity owner.

(ii)

“Interest” means an ownership interest in an entity, including, without limitation, an Affiliated Entity (other than CCC or CharterMac), that (a) is involved in, or related to, any business activity of CharterMac or any of its subsidiaries or Affiliates and (b) was acquired at the request of the Company pursuant to this Section 10; provided that (x) the Executive shall have no personal liability from the ownership of the Interest and no obligations under the governing documents relating to the Interest which could subject the Executive to personal liability or require the Executive to make any contributions other than the Executive’s initial capital contribution to acquire the Interest and (y) no amendment shall be made to the governing documents agreed to by the Company and the Executive upon acquisition of the Interest which increases the liabilities or obligations of the Executive without the consent of the Executive.

(iii)	“Interest Rate” means one percentage point in excess of the “prime” rate established from time to time by Citibank, NA, but in no event shall exceed twelve (12%) percent per annum.

e.

Successors and Assigns. Without limiting the rights of any party contained elsewhere in- this Agreement, the provisions of this Section 10 shall be binding on the Executive’s successors and permitted assigns.

f.

Tax Gross-Up. Notwithstanding anything to the contrary in this Agreement, if the Executive is allocated any income with respect to any such Interests, includible in his gross income for any calendar year for federal, state or local income tax purposes, or if the Executive incurs any other form of tax with respect to the acquisition, ownership or disposition of such Interest in any calendar year, the Company, in addition to any other amounts due to him under this Agreement, shall pay to him an amount equal to the sum of:

(i) The excess, if any, (“Excess”) of:

A.	The sum of:

I. The product of (x) the amount of such allocated income, times (y) the sum of the highest federal, state and local income tax rates applicable to such income, plus

II. The amount of such taxes other than federal, state and local income taxes, over

B.	Any distributions of cash received by the Executive with respect to such Interests in respect of any such calendar year (other than distributions of Tax Gross-Up pursuant to this provision).

and

                                         (ii) An amount equal to “t” determined in accordance with the following formula: (1 – sum of highest applicable federal, state and local income tax rates) x (Excess + t) = Excess

For example, if the amount of the Excess is $100 and if the sum of the highest applicable federal, state and local income tax rates is 45%, the “t” amount will be $81.82, determined as follows:

(1 - .45) x (100 + t)	= 100
.55 (100 + t)	= 100
55 + .55t	= 100
.55t	= 45
t	= 81.82

11.	General Provisions.

a.

Except insofar as Executive may be subject to general policies adopted by the Company from time to time, this Agreement contains the entire agreement between the parties with respect to its subject matter, and all prior other representations, warranties, conditions or agreements relating to the subject matter of this Agreement, whether or not reduced to writing in whole or part, are hereby revoked, terminated and declared to be null and void. There shall be no contractual or similar restrictions on Executive’s right to terminate his employment with the Company or its affiliates, or on his post-employment activities, other than restrictions expressly set forth in this Agreement.

b.

The waiver by any party of any breach or default of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach or default of the same or any other provision of this Agreement. This Agreement may not be changed orally, but only by an instrument in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

c.

This Agreement is binding upon and will inure to the benefit of the Company, Executive and their respective successors, assigns, heirs and legal representatives. Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it may not be assigned or delegated. The Company may assign or delegate its rights or obligations under this Agreement to any successor owner of the Company’s business, and, if ownership of the Company’s business is transferred or the Company is merged with or consolidated into another entity, the Company will cause the successor to assume all of the Company’s obligations under this Agreement.

d.

The existence, terms, and conditions of this Agreement are and shall be deemed to be fully confidential and shall not be disclosed by Executive or the Company to any person or entity, except: (i) as may be required by law; (ii) by Executive to his accountant to the extent necessary to prepare his tax returns; (iii) by Executive to his family and attorney; (iv) by the Company or any Affiliate of the Company to their attorneys and human resources personnel or to any entity which shall have executed a confidentiality agreement with the Company or any Affiliate of the Company; (v) by Executive to any lender, condominium or cooperative board, or other entity or person that may require employment or other financial information for bona fide reasons that are not competitive with the Company, provided that the financial terms of this Agreement may not be disclosed to any potential employer that is a competitor of the Company, and that Executive gives each such person to whom disclosure is made notice of the confidentiality provisions of this Agreement. Notwithstanding the foregoing Executive shall not be prohibited from disclosing the general terms of his compensation to prospective Employers.

e.

The Company may withhold from any and all amounts payable to Executive hereunder pursuant to such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulation. The Executive is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) that Executive incurs as a result of any payments or benefits that the Executive receives pursuant to this Agreement. The Company shall not have any obligation to pay the Executive for any such tax liabilities. Nevertheless, if the Company reasonably determines that any payments or benefits pursuant to Section 4 above would cause the Executive to incur liability for additional tax and/or penalties under Section 409A of the Code, then the Company (of its own initiative or upon request of the Executive) may suspend such payments or benefits until the end of the six-month period immediately following termination of the Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump-sum payment to the Executive, in cash, in an amount equal to any payments and benefits that the Company does not make on account of the 409A Suspension Period. At the close of the 409A Suspension Period, the Executive will receive any remaining payments and benefits due pursuant to Section 4 in accordance with the terms of that Section (as if there had not been any suspension beforehand). Notwithstanding the foregoing, in the event that this Agreement or any payment or benefit paid to the Executive hereunder is deemed to be subject to Section 409A of the Code in a manner that imposes additional tax and/or penalties thereunder, Executive and the Company agree to negotiate in good faith to adopt such amendments that are necessary to comply with Section 409A of the Code in a manner that would not impose additional tax and/or penalties thereunder or to exempt such payments or benefits from Section 409A of the Code.

f.	In the event of any dispute between the Company and Executive, including with regard to this Agreement or Executive’s employment with or termination from the Company, other than an action for injunctive relief pursuant to Sections 5, 6, 7 and 8 hereof, such dispute shall be resolved pursuant to the employment arbitration rules of the American Arbitration Association (“AAA”) by arbitration conducted in New York City, New York. The decision of the arbitrator or arbitrators shall be final and binding on the parties hereto and may be entered in any court having jurisdiction. Each party shall bear its own costs of arbitration, including without limitation, attorneys’ fees and witness expenses. All other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid one half by the Company and one half by the Executive. Notwithstanding the foregoing, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees (in addition to any other damages, expenses or relief awarded) to the prevailing party.

g.

All notices hereunder shall be given in writing and shall be either delivered personally, or sent by certified or registered mail, return receipt requested, addressed to the other party at such party’s address on the books of the Company or at the Company's executive offices (to the attention of the General Counsel), as the case may be. Notices shall be deemed given when received, or two (2) business days after mailing, whichever is earlier.

h.

The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable. If any one or more of the provisions shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

i.

Executive acknowledges that the prohibitions and restrictions set forth in this Agreement are reasonable and necessary for the protection of the business of the Company, that the restrictions and prohibitions here will not prevent him from earning a livelihood after the termination of Executive’s employment and that part of the compensation paid and benefits provided to Executive are in consideration for entering into this Agreement.

j.

This Agreement is governed by, and is to be construed in accordance with, the law of the State of New York without reference to the conflicts of laws principles thereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

k.

The Executive shall perform all services in accordance with the lawful applicable policies, procedures and rules established by the Company or CharterMac. In addition, the Executive, shall comply with all laws, rules and regulations that are generally applicable to the Company, its Affiliates and their employees, trustees, directors and officers. To the extent that the terms of this Agreement conflict with any rule, policy, procedure established by the Company, the terms of this Agreement will control.

l.

The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections are to sections of this Agreement, unless otherwise indicated. Further, the parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumptions or burden of proof will arise favoring or disfavoring any party by virtue of authorship of any provisions of this Agreement.

m.

The provisions of Sections 4(h), 5, 6, 7, 9, 11(f), 12 and 13 of this Agreement shall survive and shall continue to be binding upon the Executive and the Company, subject to any applicable time periods set forth therein, notwithstanding the termination of this Agreement for any reason whatsoever.

n.	The parties warrant and represent that each has the legal capacity and authority to enter into this Agreement.

12.	Special Tax Provision.

a.

In the event it shall be determined that any amount or benefit paid with respect to the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code or any person affiliated with the Company or such person), as a result of any change in ownership of the Company covered by Internal Revenue Code Section 280G(b)(2) (collectively, the “Covered Payments”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and any comparable excise tax imposed under state, local or foreign law, and/or any interest or penalties with respect to any such excise tax (such excise tax is hereinafter referred to as the “Excise Tax”), the Company shall pay to the Executive an additional payment (the “Tax Reimbursement Payment”) in an amount such that after payment by the Executive of all taxes (including, without limitation, income taxes and any Excise Tax) imposed upon the Tax Reimbursement Payment, the Executive retains an amount of the Tax Reimbursement Payment equal to the Excise Tax imposed upon the Covered Payments.

b.

For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to (i) pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made and (ii) pay any applicable state and local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

c.

(i) All determinations under this Section 12, including whether and when a Tax Reimbursement Payment is required and the amount of such Tax Reimbursement Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s outside legal counsel (based on calculations made by a benefits consulting firm or by independent certified public accountants appointed by the Company) or by independent certified public accountants appointed by the Company (collectively the “Tax Advisor”) at the Company’s expense.

(ii) In the event that the Tax Advisor determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, within thirty days after the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Tax Advisor, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 6621(a)(1) of the Internal Revenue Code.

(iii) In the event that the determination set forth in Section 12(c)(i) above is made by the Tax Advisor after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Internal Revenue Code Section 280G(b)(2) occurred but prior to the date the statute of limitations has expired for refund claims, the Executive shall file at the request of the Company an amended tax return in accordance with the Tax Advisor’s determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund).

(iv) In the event that the Excise Tax is later determined by the Tax Advisor or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax

Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

(v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 12, the Executive shall promptly notify the Company of such controversy and provide all documents provided by the Internal Revenue Service (or other taxing authority) to the Executive within 10 days of receipt of such documents. The Executive shall permit the Company to control issues related to this Section 12, provided that such issues do not potentially materially adversely affect the Executive; provided further, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties, which is payable to the Executive pursuant to the provisions of Section 11(a) hereof. In the event any issues do potentially materially adversely affect the Executive, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of the issues, but if the parties cannot agree the Company shall make the final determination with regard to the issues; provided further, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax thereon, including interest and penalties, which is payable to the Executive pursuant to the provisions of Section 12(a) hereof. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit a representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(vi) With regard to any initial filing for a refund or any other action required pursuant to this Section 12 (other then by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company.

d.

The Company shall use its best efforts to cause the Tax Advisor to promptly deliver the initial determination required hereunder within forty-five (45) days after the change in ownership covered by Section 280G(b)(2) of the Internal Revenue Code. The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the thirtieth (30th) day following the determination by the Tax Advisor. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Tax Advisor as provided herein. Notwithstanding the foregoing, in no event shall payment of the Tax Reimbursement Payment occur before the earlier of the Executive’s termination of employment with the Company or a “change in control event” within the meaning of Proposed Treasury Regulation § 1.409A-3(g)(5) or any successor Temporary or Final Treasury Regulation (a “Qualifying Change in Control”); however, if the Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i) and any Covered Payment is made in connection with the Executive’s termination of employment with the Company, then any portion of the Tax Reimbursement Payment that is attributable to such Covered Payments shall be paid to the Executive on the date that is six months after the Executive’s last day of employment with the Company. If the Executive becomes entitled to receive a Tax Reimbursement Payment in connection with a change in control that is not a Qualifying Change in Control, the unpaid Tax Reimbursement Payment shall accrue interest an annual interest rate of prime plus one-percent until paid immediately following the Executive’s last day of employment; however, if Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A(a)(2)(B)(i), then the Company shall pay the Executive the deferred Tax Reimbursement Payment on the date that is six months after the Executive’s last day of employment with the Company.

e.

The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive, or a shortfall in, Tax Reimbursement Payments.

f.	The payments made pursuant to Section 12 hereof shall be excluded from all pension and benefit calculations under the employee benefit plans of the Company and its Affiliates.

13. Indemnification and D&O Insurance. The Company shall indemnify the Executive and provide Executive with the advancement of expenses to the fullest extent that may be provided for under applicable law. During the Employment Period and for a period of six years thereafter, the Company shall maintain directors’ and officers’ insurance coverage for Executive in amounts maintained by comparable companies.

14. Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company (collectively, "Inventions") shall belong exclusively to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its Affiliates, are related to the business (commercial or experimental) of the Company or any of its Affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall promptly disclose such Inventions to the Company and shall, subject to reimbursement by the Company for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to the Company, without additional compensation, all patent and other rights to such

Inventions for the United States and foreign countries; (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive's inventorship.

15. Legal Fees. The Company shall reimburse the Executive for the Executive’s reasonable legal expenses incurred in negotiating the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Effective Date.

EXECUTIVE:	CHARTERMAC CAPITAL LLC

__________________________________	By__________________________________
Name: Marc D. Schnitzer	Name: Robert L. Levy
Title:	Senior Managing Director

Acknowledged and Agreed to By

CharterMac

By:_________________________

Name: Robert L. Levy

Title: Chief Financial Officer

EXHIBIT A

DEFINITIONS

When used in the Executive Employment Agreement to which this Exhibit A is appended (the “Agreement”), the following terms have the following meanings. Any capitalized terms used below which are defined in the Agreement are used with the meanings ascribed to them in the Agreement.

“Cause” means: (A) the Executive’s conviction of, plea of nolo contendere to, plea of guilty to, or written admission of the commission of, a felony; (B) any breach by the Executive of any material provision of this Agreement; (C) any act by the Executive involving dishonesty, moral turpitude, fraud or misrepresentation with respect to his duties for the Company or its Affiliates, which has caused material harm to the Company; (D) Executive’s failure to follow reasonable directions from the board of trustees of CharterMac; (E) any violation of a provision of the written Code of Conduct of the Company or other similar written policies of the Company (or failure to agree to observe the code of conduct) as in effect from time to time, which violation has a material adverse effect on the Company or its Affiliates; or (F) gross negligence or willful misconduct on the part of the Executive in the performance of his duties, responsibilities or obligations as set forth in this Agreement; provided, that in the case of a breach set forth in clause (B) above, such breach shall continue for a period of thirty (30) days following written notice thereof by the Company to the Executive.

“Change of Control” as used herein shall be deemed to have occurred if: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), which is not an Affiliate of CharterMac is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of CharterMac representing 50.1% or more of the combined voting power of CharterMac’s then outstanding securities; (ii) any consolidation or merger of CharterMac with or into any other corporation or other entity or person (other than an Affiliate of CharterMac) in which the shareholders of CharterMac prior to such consolidation or merger own or owns less than 50.1% of CharterMac’s voting power immediately after such consolidation or merger (excluding any consolidation or merger effected exclusively to change the domicile of CharterMac); (iii) a sale of all or substantially all of the assets of CharterMac, (iv) a liquidation or dissolution of CharterMac; provided, that no Change of Control shall be deemed to occur with respect to any of the above-referenced events if after such event Executive continues to be an employee of a company that is an Affiliate of CharterMac and continues to have duties and functions and compensation consistent with those referenced herein (unless Executive refuses or terminates such employment without Good Reason) or (v) individuals who, as of the date hereof, are members of Board of CharterMac (“Incumbent Board”), cease for any reason to constitute a majority of the Board of CharterMac, provided, however, that if the election of a director is approved by vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

“Company Group” means CharterMac or its Affiliates, including, without limitation, American Mortgage Acceptance Company, Charter Mac Corporation, CharterMac Capital Company LLC, CharterMac Capital LLC, CharterMac Mortgage Capital Corporation, CharterMac Mortgage Partners Corp., Centerbrook Holdings LLC, ARCap Investors, L.L.C. and ARCap REIT, Inc.

“Competitive Business” means any of the businesses of the Company Group, including, without limitation:

(A) engaging, participating, or being involved directly or indirectly in any respect in the business of analyzing, structuring, marketing, investing in or assisting any person or entity in the analysis, structuring, marketing or investing in (i) real estate related asset-backed securities, including, but not limited to, collateralized debt obligation vehicles, or (ii) real estate investments relating to the allocation of benefits under the Community Reinvestment Act other than for Executive’s own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity;

(B) engaging, participating, or being involved directly or indirectly in any respect in the business of analyzing, investing in, purchasing or assisting any person or entity in the analysis, investment in or purchase of non-investment grade Commercial Mortgage Backed Securities (including servicing loans or originating loans) other than for Executive’s own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity;

(C) arranging for or providing, directly or indirectly, debt and/or equity financing products or services to developers or owners of real property other than for Executive’s own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity;

(D) engaging, participating, or being involved directly or indirectly in any respect in the business of the syndication and sale of housing tax credits, historic rehabilitation tax credits, new markets tax credits or home ownership tax credits other than for Executive’s own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity; or

(E) providing credit intermediation relating to debt or equity interests in real property other than for Executive’s own account or by way of investment by Executive in less than five percent (5%) of the outstanding stock or other securities or a publicly traded entity.

“Fiscal Year” means the fiscal year of the Company which is the period commencing January 1 and ending December 31 of each calendar year.

“Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent, provided that such occurrence is not cured within thirty (30) days of the Executive giving the Company written notice thereof: (A) assignment of the

Executive to duties materially inconsistent with the Executive’s positions as described in Section 1 hereof, or any significant diminution in the Executive’s duties or responsibilities, other than in connection with the termination of the Executive’s employment for Cause or Total Disability or by the Executive other than for Good Reason; (B) any material breach by the Company of its obligations under this Agreement which continues during the aforementioned thirty (30) day notice period; (C) a change in the location of the Executive’s principal place of employment to a location outside of the general New York metropolitan area; (D) there is a reduction in the Executive’s Base Salary or a material reduction in the aggregate package of benefits provided to the Executive under this Agreement; (E) the Company’s delivery to the Executive of the Company’s notice not to extend the term of this Agreement; (F) any failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after any merger, consolidation, sale or similar transaction; or (G) the Executive’s failure to be nominated or elected to the Board of CharterMac.

“Termination Date” means the effective date of termination of the Employment Period and Executive’s employment with the Company, regardless of the cause of such termination.

EXHIBIT B

FORM OF GENERAL RELEASE

It hereby is agreed, by and among CharterMac Capital LLC ("Employer"), and _________________ ("Employee"), as follows:

1.           [The Employee submits, and the Employer accepts, his permanent resignation from employment effective ___________][The Employer requests and the Employee submits to his termination from employment effective ___________]. Employee hereby waives any and all rights or claims to reinstatement or reemployment by the Employer. Reference is made to that certain agreement dated as of ___________, 2007 between the Employer and the Employee (the "Employment Agreement").

2.           In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Employee, Employee, for himself, his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Employer, including any and all of Employer's subsidiaries, affiliates or related business entities (including, without limitation, American Mortgage Acceptance Company, CharterMac, Charter Mac Corporation, CharterMac Capital Company LLC, CharterMac Mortgage Capital Corporation, CharterMac Mortgage Partners Corp., Centerbrook Holdings LLC and ARCap Investors, L.L.C.), its or their past, present and future owners, partners, directors, officers, agents, representatives, and employees or any of its or their subsidiaries, affiliates, parents, or related business entities, and its or their respective heirs, executors, administrators, successors and assigns, of, from and/or for all manner of actions, proceedings, causes of action, suits, debts, sums of money, accounts, contracts, controversies, agreements, promises, damages, judgments, claims, and demands whatsoever, known or unknown, whether arising in law or equity, out of any federal, state or city constitution, statute, ordinance, bylaw or regulation, or under the Employment Agreement, arising out of or relating to Employee's employment by the Employer, including but not limited to the termination of such employment, all claims of discrimination on the basis of age, alienage, citizenship, creed, disability, gender, handicap, marital status, national origin, race, religion sex or sexual orientation, and, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state or local statute, ordinance, rule, regulation or order (collectively, “Claims” or “Damages”), which Employee ever had, now has, or which he, or his heirs, executors, administrators, successors or assigns can or may have for, or by reason of, any matter, cause, event, act, omission, transaction or occurrence up to and including the date of the execution of this Release, arising out of or relating to Employee's employment by the Employer, including but not limited to the termination of such employment, provided the foregoing release shall not release any claim Employee may have (i) to indemnification under applicable law or contract, (ii) under any applicable benefit plan or program of the Employer or (iii)

with respect to continuing obligations, and amounts, owed by Employer under the Employment Agreement (collectively “Unreleased Claims”).

3.           The Employer, for itself, its successors, assigns and legal representatives, hereby releases and forever discharges the Employee, and the Employee’s heirs, executors, administrators, legal representatives and assigns, from and against any and all Claims or Damages which the Employer ever had, now has for, or by reason of, any matter, cause, event, act, omission, transaction or occurrence up to and including the date of the execution of this Release, arising out of or relating to Employee’s employment by the Employer; provided, however, that the Employer is not releasing any claims (“Retained Claims”) with respect to any act or failure to act by the Employee that constitutes Employee’s bad faith, gross negligence or willful misconduct or any fraudulent, intentionally improper, unauthorized or unlawful acts by the Employee, with the understanding that the Employer is not currently aware of any such acts; and provided further that any Retained Claims that are not brought in a legal proceeding against the Employee within eighteen (18) months following the date of this Release shall be deemed released and forever discharged from and after the date which is eighteen (18) months following the date of this Release.

4.           (a)         Except with respect to Unreleased Claims and any vested benefits under the Employer’s employee benefit plans or those of its subsidiaries or affiliates, Employee covenants not to in any way cause to be commenced or prosecuted, or to commence, maintain or prosecute any action, charge, complaint or proceeding of any kind, on his own behalf or as a member of any alleged class of persons, in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Employer, or any of its subsidiaries, parents, affiliates, related business entities, or their respective successors or assigns, or any individual now or previously employed by the Employer, or by any of its subsidiaries, parents, affiliates, or related business entities and their successors and assigns, with respect to any act, omission, transaction or occurrence up to and including the date of this Agreement.

(b)         Employee further represents that he has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving the Employer, or any of the Employer's subsidiaries, parents, affiliates, or related business entities, or their successors or assigns or any individual now or previously employed by the Employer, or by any of its subsidiaries, parents, affiliates, or related business entities or their successors and assigns.

(c)         The Employer covenants not to in any way cause to be commenced or prosecuted, or to commence, maintain or prosecute any action, charge, complaint or proceeding of any kind in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Employee with respect to any act, omission, transaction or occurrence up to an including the date of this Release relating to the Employer's employment of the Employee or the termination of his employment; provided, however, that the Employer is not waiving and shall not waive such right with respect to any act or failure to act by the Employee that constitutes Employee’s bad faith, gross negligence or willful misconduct or any fraudulent, intentionally improper, unauthorized or unlawful acts by the Employee. [As of the date of this Release, the Employer is not aware of any act or failure to act by the Employee that would give rise to any action, charge, complaint or proceeding of any kind in any court or before any administrative or investigative body or agency (whether public, quasi-public or private), against the Employee.] 1

(d)         The Employer represents that it has not commenced, maintained, prosecuted or participated in any action, charge, complaint or proceeding of any kind that is presently pending in any court, or before any administrative or investigative body or agency (whether public, quasi-public, or private), against or involving the Employee or relating to the Employee’s employment with the Employer or the termination of his employment.

5.           Employee acknowledges that he has been fully and fairly represented by counsel in connection with the execution and delivery of this Release, the terms of which have been explained to him.

6.           Employee acknowledges that he has considered fully the terms of this Agreement before signing; that he has read this Agreement in its entirety and understands its terms; that he agrees to all terms and conditions contained herein; that he is signing this Agreement knowingly and voluntarily; and, that he intends to abide by its terms in all respects.

7.           This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to New York's choice of law provisions. Any action to enforce this Agreement shall be brought in the New York State Supreme Court, County of New York. The parties hereby consent to such jurisdiction.

8.           This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

_________________________

1 This bracketed sentence will be included in the Release if at the time of the execution of the Release, the Employer is able to make such statement. If at that time the Employer is not able to make such statement, the Release must be executed without such sentence.

________________________	______________________________
Date	[Employee]

Signed before me this

____ day of _____, [Year]

__________________________

Notary Public

CHARTERMAC CAPITAL LLC

_________________________	____________________________

Date

By:____________________________
Name:
Title:

Signed before me this

____ day of _____, [Year]

__________________________

Notary Public

[If at time of execution the Employee is 40 years of age or older, this General Release is to be modified to comply with the provisions of the Older Workers Benefit Protection Act or similar legislation]